Exhibit 99.6

[LETTERHEAD OF CENTERVIEW PARTNERS LLC]

The Board of Directors

Newell Rubbermaid Inc.

3 Glenlake Parkway

Atlanta, GA 30328

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 13, 2015, to the Board of Directors of Newell Rubbermaid Inc. (“Newell Rubbermaid”) as Annex C to, and reference thereto under the headings “Summary—Opinions of Newell Rubbermaid’s Financial Advisors”, “Risk Factors—Risk Factors Relating to the Merger Transactions”, “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Opinions of Newell Rubbermaid’s Financial Advisors”, “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Background of the Merger Transactions”, “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Newell Rubbermaid’s Reasons for the Merger Transactions; Recommendation of the Newell Rubbermaid Board of Directors” and “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Newell Rubbermaid Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed transaction involving Newell Rubbermaid and Jarden Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Newell Rubbermaid (as amended, the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

February 17, 2016